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John McNamara
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            Park City Group Completes $4.8 Million Private Placement

               Company Enhances Working Capital as CEO Sees Rapid
                                 Industry Growth

PARK CITY UT, - June 15, 2006 - Park City Group, Inc. (OTCBB: PKCY) today announced it raised $4.3 million through the private placement of common stock with accredited investors. The first release of $1.425 million occurred on June 3, 2006. On June 14, 2006, the company received the balance of $2.938 million. The Company issued 87,272,742 common shares at $.055 per share raising approximately $4.8 million before deducting commissions and other expenses. The net proceeds from the private placement will be used for working capital and general corporate purposes. Taglich Brothers acted as the Company's placement agent.

Randall Fields, Park City Group chairman and chief executive officer, said, "This financing provides us with a significantly stronger balance sheet that will assist us in the continued execution of our business plan. We are very pleased that Taglich Brothers introduced our company to the high quality, long-term investors who participated in this deal, and we look forward to our association with their fine organization."

Fields continued, "Our markets are projected to grow substantially in the coming years as supermarkets, grocers, convenience stores and other retail customers grapple with the imperative to more profitably manage perishables and labor costs. As retailers recognize the solutions Park City Group offers, it is critical that we have the working capital strength necessary to grow with our client's demands for service. The added funds will help us greatly expand our development activities, our marketing and our services activities and the action represents a strong step towards what we ultimately hope to be a listing on a national stock exchange."

The shares of common stock have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements. Park City Group has agreed to file a registration statement covering resale of the common stock by investors. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.


About Park City Group
---------------------
Park City Group, Inc. develops and markets patented computer software that helps its retail customers to increase their sales while reducing their inventory and labor costs: the two largest, controllable expenses in the retail industry. The technology has its genesis in the operations of Mrs. Fields Cookies, co-founded by Randy Fields, CEO of Park City Group, Inc. Industry leading customers such as The Home Depot, Victoria's Secret, The Limited, Anheuser Busch Entertainment and Tesco Lotus benefit from our software. To find out more about Park City Group (OTCBB: PKCY) visit our website at www.parkcitygroup.com.

Statements in this press release that relate to Park City Group's future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in economic conditions that may change demand for the Company's products and services and other factors discussed in the "forward-looking information" section and the "risk factor" section of the management's discussion and analysis included in the Company's report on Form 10-K for the year ended June 30, 2003 filed with the Securities and Exchange Commission. This release is comprised of interrelated information that must be interpreted in the context of all of the information provided and care should be exercised not to consider portions of this release out of context. Park City Group uses paid services of investor relations organizations to promote the Company to the investment community. Investments in any company should be considered speculative and prior to acquisition, should be thoroughly researched. Park City Group does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.